As filed with the Securities and Exchange Commission on October 27, 2023

Registration No. 333-274864

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KINTARA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	2834	99-0360497
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9920 Pacific Heights Blvd, Suite 150

San Diego, CA 92121

(858) 350-4364

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert E. Hoffman

Chief Executive Officer

Kintara Therapeutics, Inc.

9920 Pacific Heights Blvd, Suite 150

San Diego, CA 92121

(858) 350-4364

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Lerner, Esq. Steven M. Skolnick, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 (212) 262-6700	Ron Ben-Bassat, Esq. Eric Victorson, Esq. Sullivan & Worcester LLP 1633 Broadway New York, New York 10019 (212) 660-3000

Approximate date of commencement of proposed sale to public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 27, 2023

Up to 2,331,002 Shares of Common Stock

Pre-Funded Warrants to Purchase up to 2,331,002 Shares of Common Stock

Common Warrants to Purchase up to 2,331,002 Shares of Common Stock

Up to 2,331,002 Shares of Common Stock Underlying the Pre-Funded Warrants

Up to 2,331,002 Shares of Common Stock Underlying the Common Warrants

We are offering 2,331,002 shares of common stock, par value $0.001 per share (the “common stock”), together with common warrants (the “Common Warrants”) to purchase up to 2,331,002 shares of common stock. Each share of our common stock, or pre-funded warrant (the “Pre-Funded Warrant”) in lieu thereof, is being sold together with a Common Warrant to purchase up to 2,331,002 shares of our common stock. The shares of common stock and Common Warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering.

We are also offering Pre-Funded Warrants to purchase up to 2,331,002 shares of common stock to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, in lieu of shares of common stock that would result in beneficial ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each Pre-Funded Warrant is exercisable for one share of our common stock and has an exercise price of $0.0001 per share. Each Pre-Funded Warrant is being offered together with the Common Warrants. The Pre-Funded Warrants and Common Warrants are immediately separable and will be issued separately in this offering but must be purchased together in this offering. For each Pre-Funded Warrant that we sell, the number of shares of common stock we are offering will be reduced on a one-for-one basis.

Pursuant to this prospectus, we are also offering the shares of common stock issuable upon the exercise of Pre-Funded Warrants and Common Warrants offered hereby. These securities are being sold in this offering to certain purchasers under a securities purchase agreement dated , 2023 between us and such purchasers.

The shares of our common stock, Pre-Funded Warrants and Common Warrants being offered will be sold in a single closing. The shares issuable upon exercise of the Pre-Funded Warrants or Common Warrants will be issued upon the exercise thereof. Because there is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close, we may sell fewer than all of the securities offered hereby, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus. Because there is no escrow account and there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. The offering of the shares of our common stock, Pre-Funded Warrants and Common Warrants will terminate no later than December 31, 2023; however, the shares of our common stock underlying the Pre-Funded Warrants and the Common Warrants will be offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

Our common stock is listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “KTRA.” The closing price of our common stock on Nasdaq on October 19, 2023 was $4.29 per share. There is no established public trading market for the Pre-Funded Warrants and the Common Warrants, and we do not expect a market to develop.

Without an active trading market, the liquidity of the Pre-Funded Warrants and the Common Warrants will be limited. In addition, we do not intend to apply for a listing of the Pre-Funded Warrants or the Common Warrants on any national securities exchange or other nationally recognized trading system.

Certain information in this prospectus is based on an assumed combined public offering price of $4.29 per share and accompanying Common Warrant (the last reported sale price of our common stock on Nasdaq on October 19, 2023). The actual combined public offering price per share and accompanying Common Warrant will be determined between us and prospective investors in consultation with A.G.P./Alliance Global Partners (“A.G.P.” or the “Placement Agent”), as the placement agent, based on market conditions at the time of pricing, and may be at a discount to the current market price of our common stock. The Placement Agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but they will use their reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See the section entitled “Plan of Distribution” on page 20 of this prospectus.

You should read this prospectus carefully, together with additional information described under the heading “Where You Can Find More Information,” before you invest in any of our securities.

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

	Per Share and Related Warrant	Per Pre- Funded Warrant and Related Warrant	Total
Public offering price	$	$	$
Placement agent fees(1)	$	$	$
Proceeds to us, before expenses(2)	$	$	$

(1)

We have agreed to pay the Placement Agent a cash placement commission equal to 7.0% of the aggregate gross proceeds from this offering. We have also agreed to reimburse the Placement Agent for certain out-of-pocket expenses, including the fees and disbursements of their counsel. In addition, we have agreed to issue the Placement Agent or its designees warrants (the “Placement Agent Warrants”) to purchase a number of shares of common stock equal to 5% of the shares of common stock sold in this offering (including the shares of common stock issuable upon the exercise of the Pre-Funded Warrants), at an exercise price of $ per share, which represents 125% of the assumed combined public offering price per share and accompanying Common Warrant. See “Plan of Distribution” for additional information regarding the compensation payable to the Placement Agent.

(2)	The amount of the offering proceeds to us presented in this table does not give effect to any exercise of the Pre-Funded Warrants or Common Warrants being issued in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Delivery of the securities being offered pursuant to this prospectus is expected to be made on or about , 2023, subject to the satisfaction of certain closing conditions.

Sole Placement Agent

A.G.P.

The date of this prospectus is , 2023.

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ABOUT THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information By Reference,” before deciding to invest in our securities.

Neither we nor A.G.P. have authorized anyone to provide you with information different from or inconsistent with the information contained in or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus and the documents incorporated by reference in this prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

The information incorporated by reference or provided in this prospectus contains statistical data and estimates, including those relating to market size and competitive position of the markets in which we participate, that we obtained from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Kintara Therapeutics, Inc. and its consolidated subsidiaries are referred to herein as “Kintara,” “the Company,” “we,” “us” and “our,” unless the context indicates otherwise.

This prospectus contains, or incorporates by reference, trademarks, tradenames, service marks and service names of Kintara Therapeutics, Inc. and its subsidiaries.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the “Risk Factors” section in this prospectus and under similar captions in the documents incorporated by reference into this prospectus. If any of the risks materialize, our business, financial condition, operating results, and prospects could be materially and adversely affected. In that event, the price of our securities could decline, and you could lose part or all of your investment. In this prospectus, unless otherwise stated or the context otherwise requires, references to “Kintara”, “Company”, “we”, “us”, “our” or similar references mean Kintara Therapeutics, Inc. and its subsidiaries on a consolidated basis.

The Company

We are a clinical stage, biopharmaceutical company focused on the development and commercialization of new cancer therapies. We are dedicated to the development of novel cancer therapies for patients with unmet medical needs. Our mission is to benefit patients by developing and commercializing anti-cancer therapies for patients whose solid tumors exhibit features that make them resistant to, or unlikely to respond to, currently available therapies, with particular focus on orphan cancer indications.

Our two lead candidates are VAL-083, a novel, validated, DNA-targeting agent, for the treatment of drug-resistant solid tumors such as glioblastoma (“GBM”) and potentially other solid tumors, including ovarian cancer, non-small cell lung cancer (“NSCLC”), and diffuse intrinsic pontine glioma (“DIPG”) and REM-001, a late-stage photodynamic therapy (“PDT”) for the treatment of cutaneous metastatic breast cancer (“CMBC”). PDT is a treatment that uses light sensitive compounds, or photosensitizers, that, when exposed to specific wavelengths of light, act as a catalyst to produce a form of reactive oxygen that induces local tumor cell death. We are in the process of reinitiating our REM-001 program and expect to start enrolling patients in the fourth quarter of calendar year 2023.

Corporate Information

Our address is 9920 Pacific Heights Blvd, Suite 150, San Diego, CA 92121 and our telephone number is (858) 350-4364. Our corporate website is: www.kintara.com. Our website and the information contained on, or that can be accessed through, our website shall not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our securities.

THE OFFERING

Common Stock Offered:	2,331,002 shares.

Pre-Funded Warrants Offered:

We are offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding shares of common stock immediately following the closing of this offering, the opportunity to purchase, if such purchasers so choose, Pre-Funded Warrants, in lieu of shares of common stock that would otherwise result in any such purchaser’s beneficial ownership, together with its affiliates and certain related parties, exceeding 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding shares of common stock immediately following the consummation of this offering. The purchase price of each Pre-Funded Warrant is equal to the purchase price of the shares of common stock in this offering minus $0.0001, the exercise price of each Pre-Funded Warrant. Each Pre-Funded Warrant is immediately exercisable and may be exercised at any time until it has been exercised in full. For each Pre-Funded Warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. This offering also relates to the shares of common stock issuable upon exercise of any Pre-Funded Warrants sold in this offering.

Common Stock Outstanding after this Offering:	Up to 4,077,410 shares of common stock, assuming no sales of Pre-Funded Warrants which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis.

Common Warrants:

Each share of common stock will be sold together with one Common Warrant. Each Common Warrant has an exercise price per share equal to 100% of the combined public offering price per share and accompanying Common Warrant in this offering and expires on the fifth anniversary of the original issuance date. Because we will issue a Common Warrant for each share of common stock and for each Pre-Funded Warrant sold in this offering, the number of Common Warrants sold in this offering will not change as a result of a change in the mix of shares of common stock and Pre-Funded Warrants sold. This offering also relates to the shares of Common Warrants sold in this offering, and the shares of common stock issuable upon exercise of any Common Warrants sold in this offering.

Reasonable Best Efforts:

We have agreed to issue and sell the securities offered hereby to the purchasers through the Placement Agent. The Placement Agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but they will use their reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See the section entitled “Plan of Distribution” on page 20 of this prospectus.

Use of Proceeds:

We estimate that the net proceeds of this offering, after deducting estimated placement agent fees and estimated offering expenses, will be approximately $9.0 million if all of the securities offered hereby are sold in this offering. We intend to use all of the net proceeds we receive from this offering for working capital and other general corporate purposes, which may include funding acquisitions or investments in businesses, products or technologies that are complementary to our own. However, this is a reasonable best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, and we may not sell all or any of the securities offered pursuant to this prospectus; and, as a result, we may receive significantly less in net proceeds in this offering. For example, if we sell only 10%, 25%, 50% or 75% of the maximum amount offered, our net proceeds will be approximately $640,000, $2,035,000, $4,360,000 or $6,685,000, respectively. We will only receive additional proceeds from the exercise of the Common Warrants issuable in connection with this offering if such Common Warrants are exercised at their assumed exercise price of $4.29 (100% of the assumed combined public offering price per share of our common stock and accompanying Common Warrant). See “Use of Proceeds.”

Lock-up:

All of our directors and executive officers have agreed with the Placement Agent, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of 90 days after the date of this prospectus. In addition, we have agreed that, subject to certain exceptions, we will not conduct any issuances of our common stock for a period of 60 days following closing of this offering. See “Plan of Distribution” for more information.

Placement Agent Warrants

We have agreed to issue to the Placement Agent or its designees, warrants, or the Placement Agent Warrants, to purchase up to 5% of the aggregate number of shares of common stock sold in this offering (including the shares of common stock issuable upon the exercise of the Pre-Funded Warrants) at an exercise price equal to 125% of the assumed combined public offering price per share and accompanying Common Warrant to be sold in this offering. The Placement Agent Warrants will be exercisable upon issuance and will expire five years from the commencement of sales under this offering. See “Plan of Distribution” for additional information.

Amendment to outstanding common warrants

In connection with this offering, we may amend the terms of outstanding common warrants to purchase up to 706,463 shares of our common stock, which were previously issued to reduce the exercise price of such warrants to equal the exercise price of the Common Warrants sold in this offering, and to extend the term during which those warrants could remain exercisable to the term of the Common Warrants sold in this offering.

Risk Factors:

Investment in our securities involves a high degree of risk and could result in a loss of your entire investment. See “Risk Factors” beginning on page 4, and the other information included and incorporated by reference in this prospectus for a discussion of the factors you should consider carefully before deciding to invest in our securities.

Nasdaq Capital Market Symbol:	KTRA

The above discussion is based on 1,746,408 shares of our common stock outstanding as of October 19, 2023, does not give effect to the shares of common stock issuable upon exercise of the Pre-Funded Warrants and Common Warrants issued in this offering, and excludes, as of such date:

●	275,016 shares of our common stock issuable upon the exercise of stock options, with a weighted-average exercise price of $33.76 per share;

●	706,463 shares of our common stock issuable upon the exercise of outstanding common stock warrants with a weighted-average exercise price of $43.12 per share;

●	243,761 shares of our common stock issuable upon the conversion of outstanding Series C Convertible Stock (the “Series C Stock”);

●	87,306 shares of our common stock reserved for future issuance under our 2017 Omnibus Equity Incentive Plan;

●	69,403 shares of our common stock reserved for future issuance upon the vesting of outstanding restricted stock units (“RSUs”);

●	42,037 shares of our common stock issuable upon the conversion of Series C Stock underlying outstanding warrants with a weighted-average exercise conversion price of $58.18 per share; and

●

170,602 shares of our common stock reserved for future issuance under our purchase agreement, dated as of August 2, 2022 (the “Purchase Agreement”), with Lincoln Park Capital Fund, LLC (“Lincoln Park”). As of October 19, 2023, the sales made under the Purchase Agreement are the maximum amounts available due to ownership limitations under Nasdaq rules.

Unless expressly indicated or the context requires otherwise, all information in this prospectus assumes (i) no investor elects to purchase Pre-Funded Warrants and (ii) no exercise of the Common Warrants offered hereby.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risks and uncertainties described below, together with the information under the heading “Risk Factors” in our most recent Annual Report on Form 10-K for the fiscal year ended June 30, 2023 filed with the Securities and Exchange Commission, all of which are incorporated herein by reference, as updated or superseded by the risks and uncertainties described under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus, together with all of the other information contained or incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in our securities. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to This Offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Based on an assumed combined public offering price of $4.29 per share and accompanying Common Warrant (the last reported sales price of our common stock on Nasdaq on October 19, 2023), if you purchase shares of our common stock and related warrants in this offering, you will suffer immediate and substantial dilution of $1.87 per share with respect to the net tangible book value of the common stock. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

You may experience future dilution as a result of future equity offerings and other issuances of our common stock or other securities. In addition, this offering and future equity offerings and other issuances of our common stock or other securities may adversely affect our common stock price.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or securities convertible into common stock in future transactions may be higher or lower than the price per share in this offering. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of common stock under our stock incentive programs. In addition, the sale of shares in this offering and any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

In connection with this offering, we may amend the terms of outstanding common warrants to purchase up to 706,463 shares of our common stock, which were previously issued to reduce the exercise price of such warrants to equal the exercise price of the Common Warrants sold in this offering, and to extend the term during which those warrants could remain exercisable to the term of the Common Warrants sold in this offering.

There is no public market for the Pre-Funded Warrants and Common Warrants being offered in this offering.

There is no established public trading market for the Pre-Funded Warrants and Common Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants and Common Warrants on any securities exchange or nationally recognized trading system. Without an active market, the liquidity of the Pre-Funded Warrants and Common Warrants will be limited.

Holders of our Pre-Funded Warrants and Common Warrants will have no rights as common stockholders until they acquire our common stock.

Until you acquire shares of common stock upon exercise of your Pre-Funded Warrants or the Common Warrants, you will have no rights with respect to the shares of common stock issuable upon exercise of your Common Warrants. Upon exercise of your Pre-Funded Warrants or the Common Warrants, you will be entitled to exercise the rights of a holder of shares only as to matters for which the record date occurs after the exercise date.

If we do not maintain a current and effective prospectus relating to the common stock issuable upon exercise of the Pre-Funded Warrants and Common Warrants, holders will only be able to exercise such Pre-Funded Warrants and Common Warrants on a “cashless basis.”

If we do not maintain a current and effective prospectus relating to the shares of common stock issuable upon exercise of the Pre-Funded Warrants or the Common Warrants at the time that holders wish to exercise such warrants, they will only be able to exercise them on a “cashless basis,” and under no circumstances would we be required to make any cash payments or net cash settle such warrants to the holders. As a result, the number of shares of common stock that holders will receive upon exercise of the Pre-Funded Warrants or the Common Warrants will be fewer than it would have been had such holders exercised their Pre-Funded Warrants or the Common Warrants for cash. Under the terms of the Pre-Funded Warrants or the Common Warrants, we have agreed to use our reasonable best efforts to maintain a current and effective prospectus relating to the shares of common stock issuable upon exercise of such warrants until the expiration of such warrants. However, we cannot assure you that we will be able to do so. If we are unable to do so, the potential “upside” of the holder’s investment in our company may be reduced.

The Pre-Funded Warrants and the Common Warrants are speculative in nature.

The Pre-Funded Warrants and Common Warrants offered hereby do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of the Pre-Funded Warrants may acquire the common stock issuable upon exercise of such warrants at an exercise price of $0.0001 per share and holders of the Common Warrants may acquire the common stock issuable upon exercise of such warrants at an exercise price per share equal to the combined public offering price per share and accompanying Common Warrant in this offering. Moreover, following this offering, the market value of the Pre-Funded Warrants and the Common Warrants is uncertain, and there can be no assurance that the market value of the Pre-Funded Warrants or the Common Warrants will equal or exceed their public offering price.

The Common Warrants may not have any value.

Each Common Warrant has an exercise price per share equal to the combined public offering price per share of common stock and accompanying Common Warrant in this offering and expires on the fifth anniversary of its original issuance date. In the event the market price per share of common stock does not exceed the exercise price of the Common Warrants during the period when the Common Warrants are exercisable, the Common Warrants may not have any value.

This is a reasonable best efforts offering, in which no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth herein. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds to complete such short-term operations. Such additional fundraises may not be available or available on terms acceptable to us.

Certain provisions of the Pre-Funded Warrants and Common Warrants could discourage an acquisition of us by a third party.

Certain provisions of the Pre-Funded Warrants and Common Warrants could make it more difficult or expensive for a third party to acquire us. The Pre-Funded Warrants and Common Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Pre-Funded Warrants and Common Warrants. Further, the Common Warrants provide that, in the event of certain transactions constituting “fundamental transactions,” with some exception, holders of such warrants will have the right, at their option, to require us to repurchase such Common Stock Warrants at a price described in such warrants. These and other provisions of the Pre-Funded Warrants and Common Warrants could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and any documents we incorporate by reference, contain certain forward-looking statements that involve substantial risks and uncertainties. All statements contained in this prospectus and any documents we incorporate by reference, other than statements of historical facts, are forward-looking statements including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “target”, “potential”, “will”, “would”, “could”, “should”, “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

•
our ability to raise funds for general corporate purposes and operations, including our research activities and clinical studies;
•
our ability to recruit qualified management and technical personnel;
•
the cost, timing, scope and results of our clinical studies;
•
our ability to expand our international business;
•
our ability to obtain and maintain required regulatory approvals for our products;
•
our expectations regarding the use of our existing cash;
•
our ability to realize the anticipated benefits from the acquisition of Adgero Biopharmaceuticals Holdings, Inc.;
•
our ability to obtain or maintain patents or other appropriate protection for the intellectual property utilized in our current and planned products;
•
our ability to develop and commercialize products without infringing the intellectual property rights of third parties;
•
our ability to regain compliance with the stockholders’ equity requirement and meet the other continuing listing requirements of Nasdaq and remain listed on the Nasdaq Capital Market;
•
other risks and uncertainties, including those listed in the “Risk Factors” section of this prospectus and the documents incorporated by reference herein; and
•
our use of proceeds from this offering.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus, as well as certain information incorporated by reference into this prospectus, that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

Discussions containing these forward-looking statements may be found, among other places, in the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K for the fiscal year ended June 30, 2023, as well as any amendments thereto, filed with the SEC. Additional factors are discussed under the caption “Risk Factors” in this prospectus and any free writing prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

You should read this prospectus and the documents that we incorporate by reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $9.0 million, assuming the number of shares of common stock and Pre-Funded Warrants offered by us, as set forth on the cover page of this prospectus, remains the same, assuming no exercise of the Common Warrants issued in connection with this offering, and after deducting the placement agent fees and estimated offering expenses payable to us. However, this is a reasonable best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, and we may not sell all or any of the securities offered pursuant to this prospectus; and, as a result, we may receive significantly less in net proceeds from this offering. For example, if we sell only 10%, 25%, 50% or 75% of the maximum amount offered, our net proceeds will be approximately $640,000, $2,035,000, $4,360,000 or $6,685,000, respectively. We will only receive additional proceeds from the exercise of the Common Warrants issuable in connection with this offering if such Common Warrants are exercised at their assumed exercise price of $4.29 (100% of the assumed combined public offering price per share of our common stock and accompanying Common Warrant).

We intend to use the net proceeds from the offering for working capital and other general corporate purposes, which may include funding acquisitions or investments in businesses, products or technologies that are complementary to our own. We have no specific acquisition contemplated at this time. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds from this offering. The amounts and timing of our actual expenditures will depend on numerous factors, including factors described under “Risk Factors” in this prospectus and the documents incorporated by reference herein. Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

We will receive additional gross proceeds of approximately $1,000,000, $2,500,000, $5,000,000, $7,500,000 or $10,000,000 if all of the Common Warrants issued in connection with this offering are exercised for cash, assuming no exercise of the Placement Agent Warrants, and assuming the sale of 10%, 25%, 50%, 75%, and 100% of the securities offered hereby, respectively. We intend to use any such proceeds for working capital and general corporate purposes.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is presently listed on the Nasdaq Capital Market under the symbol “KTRA”. On October 19, 2023, the last reported sale price of our common stock on Nasdaq was $4.29 per share.

As of October 19, 2023, there were approximately 453 holders of record of our common stock.

DILUTION

If you invest in our securities in this offering, assuming no sale of any Pre-Funded Warrants and no exercise of the Common Warrants issued in connection with this offering, your ownership interest will be immediately diluted to the extent of the difference between the assumed combined public offering price per share of our common stock and accompanying Common Warrant and the as adjusted net tangible book value per share of our common stock immediately after this offering.

The net tangible book value of our common stock as of June 30, 2023, was approximately $730,986, or approximately $0.43 per share of common stock based on 1,692,175 shares of common stock outstanding at that time. “Net tangible book value” is the amount of our total tangible assets minus our total liabilities. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding as of June 30, 2023.

After giving effect to the sale of 2,331,002 shares of common stock in this offering at an assumed combined public offering price of $4.29 per share and accompanying Common Warrant (the last reported sale price of our common stock on Nasdaq on October 19, 2023), assuming no sale of any Pre-Funded Warrants and no exercise of the Common Warrants issued in connection with this offering, and after deducting placement agent fees and expenses and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2023 would have been approximately $9.74 million, or approximately $2.42 per share of common stock.

This represents an immediate increase in net tangible book value of approximately $1.99 per share to existing shareholders and an immediate dilution of approximately $1.87 per share to new investors. If we sell only 10%, 25%, 50%, or 75% of the maximum amount offered at the assumed combined public offering price of $4.29 per share of our common stock and accompanying Common Warrant (based upon the last reported sale of our common stock on Nasdaq on October 19, 2023) and after deducting estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2023 would have been approximately $1.37 million, or approximately $0.71 per share of common stock, approximately $2.76 million, or approximately $1.22 per share of common stock, approximately $5.09 million, or approximately $1.78 per share of common stock, or approximately $7.42 million, or approximately $2.16 per share of common stock, respectively.

Our net tangible book value calculations assume no exercise of the Common Warrants offered hereby. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares that we offer in this offering, and other terms of this offering determined at pricing.

The following table illustrates this calculation on a per share basis assuming sale of all securities offered hereby:

Assumed combined public offering price per share and accompanying Common Warrant		$4.29
Net tangible book value per share of common stock as of June 30, 2023	$0.43
Increase in net tangible book value per share attributable to this offering	$1.99
As adjusted, net tangible book value per share after this offering		$2.42
Dilution per share to new investors purchasing shares in this offering		$1.87

The following table illustrates this calculation on a per share basis assuming sale of 10% of securities offered hereby:

Assumed combined public offering price per share and accompanying Common Warrant		$4.29
Net tangible book value per share of common stock as of June 30, 2023	$0.43
Increase in net tangible book value per share attributable to this offering	$0.28
As adjusted, net tangible book value per share after this offering		$0.71
Dilution per share to new investors purchasing shares in this offering		$3.58

The following table illustrates this calculation on a per share basis assuming sale of 25% of securities offered hereby:

Assumed combined public offering price per share and accompanying Common Warrant		$4.29
Net tangible book value per share of common stock as of June 30, 2023	$0.43
Increase in net tangible book value per share attributable to this offering	$0.79
As adjusted, net tangible book value per share after this offering		$1.22
Dilution per share to new investors purchasing shares in this offering		$3.07

The following table illustrates this calculation on a per share basis assuming sale of 50% of securities offered hereby:

Assumed combined public offering price per share and accompanying Common Warrant		$4.29
Net tangible book value per share of common stock as of June 30, 2023	$0.43
Increase in net tangible book value per share attributable to this offering	$1.35
As adjusted, net tangible book value per share after this offering		$1.78
Dilution per share to new investors purchasing shares in this offering		$2.51

The following table illustrates this calculation on a per share basis assuming sale of 75% of securities offered hereby:

Assumed combined public offering price per share and accompanying Common Warrant		$4.29
Net tangible book value per share of common stock as of June 30, 2023	$0.43
Increase in net tangible book value per share attributable to this offering	$1.73
As adjusted, net tangible book value per share after this offering		$2.16
Dilution per share to new investors purchasing shares in this offering		$2.13

Each $1.00 increase or decrease in the assumed combined public offering price of $4.29 per share and accompanying Common Warrant, which was the last reported sale price of our common stock on Nasdaq on October 19, 2023, would increase or decrease the as adjusted net tangible book value per share by $0.54 per share and the dilution per share to investors participating in this offering by $0.54 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, assuming no sale of any Pre-Funded Warrants and no exercise of the Common Warrants issued in connection with this offering, and after deducting placement agent fees and estimated offering expenses payable by us.

We may also increase or decrease the number of shares we are offering. A 100,000 share increase in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase the as adjusted net tangible book value per share by approximately $0.04 and decrease the dilution per share to new investors participating in this offering by approximately $0.04, based on an assumed combined public offering price of $4.29 per share and accompanying Common Warrant, which was the last reported sale price of our common stock on Nasdaq on October 19, 2023, remaining the same, assuming no sale of any Pre-Funded Warrants and no exercise of the Common Warrants issued in connection with this offering, and after deducting placement agent fees and expenses and estimated offering expenses payable by us. Similarly, a 100,000 share decrease in the number of shares offered by us, as set forth on the cover page of this prospectus, would decrease the as adjusted net tangible book value per share by approximately $0.04 and increase the dilution per share to new investors participating in this offering by approximately $0.04, based on an assumed combined public offering price of $4.29 per share and accompanying Common Warrant, which was the last reported sale price of our common stock on Nasdaq on October 19, 2023, remaining the same, assuming no sale of any Pre-Funded Warrants and no exercise of the Common Warrants issued in connection with this offering, and after deducting placement agent fees and expenses and estimated offering expenses payable by us.

The table and discussion above are based on 1,692,175 shares of our common stock outstanding as June 30, 2023 and assumes the exercise of the Pre-Funded Warrants. The number of shares outstanding as of June 30, 2023 excludes, as of such date, the following:

•
197,930 shares of our common stock issuable upon the exercise of stock options, with a weighted-average exercise price of $51.71 per share;
•
713,303 shares of our common stock issuable upon the exercise of outstanding common stock warrants with a weighted-average exercise price of $43.55 per share;
•
244,631 shares of our common stock issuable upon the conversion of outstanding Series C Stock;
•
42,037 shares of our common stock issuable upon the conversion of Series C Stock underlying outstanding warrants with a weighted-average exercise conversion price of $58.18 per share;
•
116,550 shares of our common stock issuable upon exercise of warrants to be issued to the Placement Agent in connection with this offering based upon the sale of all of the securities offered hereby, and approximately 11,655 shares of our common stock, 29,137 shares of our common stock, 58,275 shares of our common stock, and 87,412 shares of our common stock, assuming the sale of 10%, 25%, 50%, and 75% of the maximum amount, respectively;
•
2,331,002 shares of our common stock issuable upon exercise of outstanding warrants sold in this offering, based upon the sale of all of the securities offered hereby, and 233,100 shares of our common stock, 582,750 shares of our common stock, 1,165,501 shares of our common stock, and 1,748,251 shares of our common stock, assuming the sale of 10%, 25%, 50%, and 75% of the maximum amount, respectively;
•
160,799 shares of our common stock reserved for future issuance under our 2017 Omnibus Equity Incentive Plan; and
•
170,602 shares of our common stock reserved for future issuance under the Purchase Agreement with Lincoln Park.

To the extent that outstanding exercisable options or warrants are exercised, you may experience further dilution. In addition, we may need to raise additional capital and to the extent that we raise additional capital by issuing equity or convertible debt securities your ownership will be further diluted.

The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, as well as our capitalization, as of June 30, 2023, as follows:

●	on an actual basis; and

●

on an as adjusted basis to give further effect to the sale by us of all 2,331,002 shares of our common stock and Pre-Funded Warrants to purchase up to all 2,331,002 shares of common stock in this offering at the public offering price of $4.29 per share of common stock and accompanying Common Warrant, and $4.29 per Pre-Funded Warrant and accompanying Common Warrant, assuming the immediate full exercise for cash of the Pre-Funded Warrants sold in this offering, no exercise of the Common Warrants being sold in this offering and after deducting the placement agent fees and estimated offering expenses payable by us.

You should consider this table in conjunction with “Use of Proceeds” above as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes to those financial statements for the year ended June 30, 2023 incorporated by reference into this prospectus.

	As of June 30, 2023 (in thousands)
	Actual	As Adjusted
Cash and cash equivalents	$1,535	$10,545
Stockholders’ equity:
Common stock, par value $0.001; 75,000,000 shares authorized; 1,692,175 shares issued and outstanding as of June 30, 2023 (as adjusted, 4,023,177 shares issued and outstanding as of June 30, 2023)	2	2
Additional paid-in capital	141,438	150,448
Accumulated deficit	(151,375)	(151,375)
Total capitalization	$(8,400)	$9,620

The information above is based on 1,692,175 shares of our common stock outstanding as of June 30, 2023, and excludes as of such date, the following:

●	197,930 shares of our common stock issuable upon the exercise of stock options, with a weighted-average exercise price of $51.71 per share;

●	713,303 shares of our common stock issuable upon the exercise of outstanding common stock warrants with a weighted-average exercise price of $43.55 per share;

●	244,631 shares of our common stock issuable upon the conversion of outstanding Series C Stock;

●	42,037 shares of our common stock issuable upon the conversion of Series C Stock underlying outstanding warrants with a weighted-average exercise conversion price of $58.18 per share;

●

116,550 shares of our common stock issuable upon exercise of warrants to be issued to the Placement Agent in connection with this offering based upon the sale of all of the securities offered hereby, and approximately 11,655 shares of our common stock, 29,137 shares of our common stock, 58,275 shares of our common stock, and 87,412 shares of our common stock, assuming the sale of 10%, 25%, 50%, and 75% of the maximum amount, respectively;

●

2,331,002 shares of our common stock issuable upon exercise of outstanding warrants sold in this offering, based upon the sale of all of the securities offered hereby, and 233,100 shares of our common stock, 582,750 shares of our common stock, 1,165,501 shares of our common stock, and 1,748,251 shares of our common stock, assuming the sale of 10%, 25%, 50%, and 75% of the maximum amount, respectively;

●	160,799 shares of our common stock reserved for future issuance under our 2017 Omnibus Equity Incentive Plan; and

●	170,602 shares of our common stock reserved for future issuance under the Purchase Agreement with Lincoln Park.

The information discussed above is illustrative only and assumes the sale of all shares of common stock and Common Warrants in this offering and receipt of the full amount of net proceeds from the sale of such securities and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

DESCRIPTION OF CAPITAL STOCK

Authorized Stock

The following summary of the material terms of our capital stock is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Articles of Incorporation in its entirety for a complete description of the rights and preferences of our securities.

We have 80,000,000 shares of capital stock authorized under our articles of incorporation, as amended (the “Articles of Incorporation”), consisting of 75,000,000 shares of common stock with a par value of $0.001 per share and 5,000,000 shares of preferred stock with a par value of $0.001 per share.

The additional shares of our authorized stock available for issuance may be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our common stock. The ability of our board of directors to issue additional shares of stock could enhance the board’s ability to negotiate on behalf of the stockholders in a takeover situation but could also be used by the board to make a change-in-control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management.

Common Stock

Each outstanding share of common stock entitles the holder to one vote, either in person or by proxy, on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors. All actions required or permitted to be taken by stockholders at an annual or special meeting of the stockholders must be effected at a duly called meeting, with a quorum present of a majority in voting power of the shares entitled to vote thereon. Special meetings of the stockholders may only be called by our board of directors acting pursuant to a resolution approved by the affirmative majority of the entire board of directors, certain officers or any stockholder holding at least 20% of the stock issued and outstanding and entitled to vote thereat. Stockholders may not take action by written consent. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Subject to preferences which may be applicable to any outstanding shares of preferred stock from time to time, holders of our common stock have equal ratable rights to such dividends as may be declared from time to time by our board of directors out of funds legally available therefor. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our remaining assets after provision for payment of amounts owed to creditors and preferences applicable to any outstanding shares of preferred stock. All outstanding shares of common stock are fully paid and nonassessable. Holders of common stock do not have preemptive rights.

Preferred Stock

Our board of directors is authorized to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, 3,693,070 of which shares are undesignated, with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock could have the effect of decreasing the market price of the common stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of our common stock.

Series A Preferred Stock

Our board of directors previously established a series of preferred stock designated as Series A Preferred Stock (“Series A Preferred Stock”), comprising 278,530 shares of preferred stock, of which all shares remain outstanding as of June 30, 2023. Subject to superior rights of any other outstanding preferred stock from time to time each outstanding share of Series A Preferred Stock is entitled to receive, in preference to our common stock, cumulative dividends, payable quarterly in arrears, at an annual rate of 3% of $1.00 per share (the “Series A Stated Value”). We have never paid dividends on shares of our common stock and we do not intend to do so for the foreseeable future. Series A Preferred Stock does not have any voting rights. In the event of liquidation, each share of Series A Preferred Stock is entitled to receive, in preference to our common stock and pari passu with the Series B Preferred Stock and Series C Preferred Stock, a liquidation payment equal to the Series A Stated Value (as adjusted for stock splits, stock dividends, combinations or other recapitalizations of the Series A Preferred Stock), plus any accrued and unpaid dividends. If there are insufficient funds to permit full payment, the assets legally available for distribution will be distributed pro rata among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. The Series A Preferred Stock cannot be transferred without our prior written consent.

Series B Preferred Stock

Our board of directors previously established a series of preferred stock designated as Series B Preferred Stock (“Series B Preferred Stock”), comprising 1,000,000 shares of preferred stock, of which none are issued and outstanding as of June 30, 2023. Subject to superior rights of any other outstanding preferred our from time to time, each share of Series B Preferred Stock is entitled to receive, in preference to our common stock and pari passu with the Series A Preferred Stock and Series C Preferred Stock, annual cumulative dividends equal to 9% of $8.00 per share (the “Series B Stated Value”), accruing quarterly on the date of issue and payable quarterly in arrears on December 31, March 31, June 30 and September 30 of each year.

At the time shares of Series B Preferred Stock are converted into our common stock, any accrued and unpaid dividends will be paid in shares of our common stock. In the event we elect to declare any dividends on our common stock, the Series B Preferred Stock is entitled to participate in such dividends on an as-converted basis. We have never paid dividends on shares of our common stock and we do not intend to do so for the foreseeable future. Series B Preferred Stock is entitled to vote with our common stock, on an as-converted basis, as a single class. In the event of liquidation, each share of Series B Preferred Stock is entitled to receive, in preference to our common stock and pari passu with the Series A Preferred Stock and Series C Preferred Stock, a liquidation payment equal to the Series B Stated Value plus any accrued and unpaid dividends. If there are insufficient funds to permit full payment, the assets legally available for distribution will be distributed pro rata among the holders of the A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

Series C Preferred Stock

Our board of directors previously established a series of preferred stock designated as Series C Preferred Stock (“Series C Preferred Stock”), comprising 28,400 shares of preferred stock, of which 14,208 are issued and outstanding as of June 30, 2023. The Series C Preferred Stock is comprised of three classes: 22,000 shares have been designated as Series C-1 Preferred Stock, 2,700 shares have been designated as Series C-2 Preferred Stock and 3,700 shares have been designated as Series C-3 Preferred Stock. Each class of Series C Preferred Stock has identical terms, except for the Conversion Price of the particular class of Series C Preferred Stock.

Dividends. The Series C Preferred Stock will be entitled to receive dividends, payable in shares our common stock at a rate of 10%, 15%, 20% and 25% of the number of shares our common stock issuable upon conversion of the Series C Preferred Stock, on the 12th, 24th, 36th and 48th month, anniversary of the initial closing of the private placement offering of the Series C Preferred Stock (the “Private Placement”), which occurred on August 19, 2020. Dividends will be payable in shares our common stock and will only be payable to those holders that continue to hold the Series C Preferred Stock on the respective anniversary dates of August 19, 2020. In addition, each holder of Series C Preferred Stock will be entitled to receive dividends equal, on an as-converted to shares of our common stock basis, to and in the same form as dividends actually paid on shares our common stock when, as, and if such dividends are paid on shares our common stock. We have never paid dividends on shares our common stock and we do not intend to do so for the foreseeable future.

Rank. The Series C Preferred Stock will rank pari passu with the shares of Series A Preferred Stock and Series B Preferred Stock.

Liquidation. Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series C Preferred Stock, together with the Series A Preferred Stock and Series B Preferred Stock, will be entitled to receive distributions out of our assets in an amount per share equal to $1,000 with respect to the Series C Preferred Stock (and $1.00 and $8.00 per share, respectively, for the Series A Preferred Stock and Series B Preferred Stock) plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares our common stock.

Conversion. Upon the earlier of (i) the four year anniversary of the initial closing of the Private Placement, which occurred on August 19, 2020, or (ii) the consent to conversion by holders of at least 50.1% of all of the then-outstanding shares of Series C Preferred Stock, without any action on the part of the holder, each share of Series C Preferred Stock will automatically convert into shares our common stock at the Conversion Price, as set forth below. In addition, each share of Series C Preferred Stock will be convertible, at any time and from time to time at the option of the holder, into that number of shares our common stock at the Conversion Price, subject to adjustment. The Conversion Price of the Series C Preferred Stock will equal the lesser of (i) the closing price of our common stock on Nasdaq on the date immediately preceding the signing of the applicable binding agreements for the applicable closing date of the Private Placement for which the Series C Preferred Stock is issued or (ii) the average closing price of our common stock on Nasdaq for the five trading days immediately preceding the signing of the applicable binding agreements for the applicable closing date of the Private Placement for which the Series C Preferred Stock is issued, subject to adjustment. The Conversion Prices for the Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock are $58.00, $60.70 and $57.50, respectively.

Conversion Price Adjustment:

Stock Dividends and Stock Splits. If we pay a stock dividend or otherwise make a distribution payable in shares our common stock on shares our common stock or any other common stock equivalents, subdivide or combine outstanding our common stock, or reclassify our common stock, the Conversion Price will be adjusted by multiplying the then conversion price by a fraction, the numerator of which shall be the number of shares our common stock outstanding immediately before such event, and the denominator of which shall be the number of shares outstanding immediately after such event.

Fundamental Transaction. If we effect a fundamental transaction, then upon any subsequent conversion of Series C Preferred Stock, the holder thereof shall have the right to receive, for each share our common stock that would have been issuable upon such conversion immediately prior to the occurrence of such fundamental transaction, the number of shares of the successor’s or acquiring corporation’s common stock or our common stock, if we are the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares our common stock into which Series C Preferred Stock is convertible immediately prior to such fundamental transaction. A fundamental transaction means: (i) a merger or consolidation with or into another entity, (ii) any sale of all or substantially all of our assets in one transaction or a series of related transactions, or (iii) any reclassification our common stock or any compulsory share exchange by which our common stock is effectively converted into or exchanged for other securities, cash or property.

Voting Rights. Except as otherwise provided in the Certificate of Designation of Preferences, Rights and Limitations for the applicable class of Series C Preferred Stock (the “Certificate of Designation”) or required by law, Series C Preferred Stock shall have no separate class voting rights. The Certificate of Designation provides that each share of Series C Preferred Stock will entitle its holder to vote with our common stock on an as-converted basis. Notwithstanding certain protections in the Certificate of Designation, Nevada law also provides holders of preferred stock with certain rights. The holders of the outstanding shares of Series C Preferred Stock generally will be entitled to vote as a class upon a proposed amendment to our Articles of Incorporation if the amendment would:

• increase or decrease the aggregate number of authorized shares of Series C Preferred Stock;

• increase or decrease the par value of the shares of Series C Preferred Stock;

• authorize or issue an additional class or series of capital stock that ranks senior to the Series C Preferred Stock with respect to dividends, redemption or distribution of assets upon liquidation, dissolution or winding up of the Company or entering into any agreement with respect to the foregoing; or

• alter or change the powers, preferences, or special rights of the shares of Series C Preferred Stock so as to affect them adversely.

Fractional Shares. No fractional shares our common stock will be issued upon conversion of Series C Preferred Stock. Rather, we will round up to the next whole share.

Anti-takeover Effects of Nevada Law and our Articles of Incorporation, as amended, and Bylaws

Our Articles of Incorporation and amended and restated bylaws (the “Bylaws”) contain a number of provisions that could make our acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult. Certain of these provisions are summarized below.

Special Meetings

Special meetings of the stockholders may only be called by our board of directors, certain officers, or by any stockholder holding at least 20% of the stock issued and outstanding and entitled to vote thereat.

Business Combinations Act

The Business Combinations Act, Sections 78.411 to 78.444 of the Nevada Revised Statutes, as amended (“NRS”), restricts the ability of a Nevada “resident domestic corporation” having at least 200 stockholders of record to engage in any “combination” with an “interested stockholder” for two (2) years after the date that the person first became an interested stockholder, unless the combination meets all of the requirements of the articles of incorporation of the resident domestic corporation and (i) the combination or transaction by which the interested stockholder became an interested stockholder is approved by the board of directors before that date or (ii) the combination is approved by the board of directors of the resident domestic corporation and, at or after that time, the combination is approved at an annual or special meeting of the stockholders of the resident domestic corporation, and not by written consent, by the affirmative vote of the holders of stock representing at least sixty percent (60%) of the outstanding voting power of the resident domestic corporation not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder.

If this approval is not obtained, then after the expiration of the two (2) year period, the business combination may still not be consummated unless it is a combination meeting all of the requirements of the articles of incorporation of the resident domestic corporation and either the “fair price” requirements specified in NRS 78.441 to 78.444, inclusive are satisfied or (a) the combination or transaction by which the person first became an interested stockholder is approved by the board of directors of the resident domestic corporation before the person first became an interested stockholder, or (b) the combination is approved by a majority of the outstanding voting power of the resident domestic corporation not beneficially owned by the interested stockholder, or any affiliate or associate of the interested stockholder.

“Interested stockholder” means any person, other than the resident domestic corporation or its subsidiaries, who is (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (b) an affiliate or associate of the resident domestic corporation and at any time within two years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation.

A “combination” is broadly defined and includes, for example, any merger or consolidation of a corporation or any of its subsidiaries with (i) an interested stockholder or (ii) any other entity that after and as a result of the merger or consolidation would be an affiliate or associate of the interested stockholder; or any sale, lease, exchange, pledge, transfer or other disposition of assets of the corporation, in one transaction or a series of transactions, to or with an interested stockholder having: (x) an aggregate market value equal to more than 5% of the aggregate market value of the assets of a corporation, (y) an aggregate market value equal to more than 5% of the aggregate market value of all outstanding voting shares of a corporation, or (z) representing more than 10% of the earning power or net income of a corporation.

The provisions of Nevada law, our Articles of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Control Shares

Nevada law also seeks to impede “unfriendly” corporate takeovers by providing in Sections 78.378 to 78.3793 of the NRS that an “acquiring person” shall only obtain voting rights in the “control shares” purchased by such person to the extent approved by the other shareholders at a meeting. With certain exceptions, an acquiring person is one who acquires or offers to acquire a “controlling interest” in the corporation, defined as ownership of one-fifth or more, but less than one-third, ownership of one-third or more, but less than a majority, or ownership of a majority or more, of the voting power, with such increases in the levels of ownership triggering a new analysis under Sections 78.378 to 78.3793 of the NRS. Control shares include not only shares acquired or offered to be acquired in connection with the acquisition of a controlling interest, but also all shares acquired by the acquiring person within the preceding 90 days. The statute covers not only the acquiring person but also any persons acting in association with the acquiring person.

A Nevada corporation may elect to opt out of the provisions of Sections 78.378 to 78.3793 of the NRS. Pursuant to our Bylaws, we have elected to opt out of Sections 78.378 to 78.3793.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Nevada Revised Statute and subject to any limitations set forth in our Articles of Incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mountain Share Transfer, Inc. The transfer agent address is 2030 Powers Ferry Road SE, Suite #212, Atlanta, GA 30339, (404)-474-3110.

DESCRIPTION OF SECURITIES WE ARE OFFERING

Common Stock

The material terms and provisions of our common stock are described in the section titled, “Description of Capital Stock” in this prospectus.

Pre-Funded Warrants

The following summary of certain terms and provisions of Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Duration and Exercise Price

Each Pre-Funded Warrant offered hereby will have an assumed initial exercise price of $0.0001 per share. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price, as described in the Pre-Funded Warrant.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. No fractional shares of common stock will be issued in connection with the exercise of a Pre-Funded Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Pre-Funded Warrants.

Fundamental Transactions

In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our common stock pursuant to which the shares of common stock are converted or exchanged for other securities, cash, or property, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person pursuant to which we are not the surviving entity, the acquisition of more than 50% of our outstanding voting securities, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant together with the appropriate instruments of transfer.

Exchange Listing

We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

Rights as a Stockholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Pre-Funded Warrants.

Common Warrants

The following summary of certain terms and provisions of the Common Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Common Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Common Warrant for a complete description of the terms and conditions of the Common Warrants.

Duration and Exercise Price

Each Common Warrant offered has an assumed initial exercise price of $4.29 per share (assuming an exercise price equal to the reported sales price of our common stock on Nasdaq on October 19, 2023, which was $4.29 per share). The Common Warrants will be exercisable immediately and will expire on the fifth anniversary of the date on which the Common Warrants become exercisable. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price, as described in the Common Warrant. Common Warrants will be issued separately from the common stock and Pre-Funded Warrants and may be transferred separately immediately thereafter. For each share of common stock (or Pre-Funded Warrant, as applicable) purchased in this offering, one and one-half Common Warrants will be issued. Each whole Common Warrant is exercisable for one share of common stock.

Exercisability

The Common Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Common Warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Common Warrants up to 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrants. No fractional shares of common stock will be issued in connection with the exercise of a Common Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Cashless Exercise

If, at the time a holder exercises its Common Warrants, a registration statement registering the issuance of the shares of common stock underlying the Common Warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Common Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Common Warrants and generally including any reorganization, recapitalization or reclassification of our common stock pursuant to which the shares of common stock are converted or exchanged for other securities, cash, or property, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person pursuant to which we are not the surviving entity, the acquisition of more than 50% of our outstanding voting securities, the holders of the Common Warrants will be entitled to receive upon exercise of the Common Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Common Warrants immediately prior to such fundamental transaction.

Transferability

Subject to applicable laws, a Common Warrant may be transferred at the option of the holder upon surrender of the Common Warrant together with the appropriate instruments of transfer.

Exchange Listing

We do not intend to list the Common Warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder

Except as otherwise provided in the Common Warrants or by virtue of such holder’s ownership of, the holders of the Common Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Common Warrants.

Placement Agent Warrants

We have also agreed to issue to the Placement Agent (or its designees) Placement Agent Warrants to purchase up to 116,550 shares of common stock. The Placement Agent Warrants will be exercisable immediately and will have substantially the same terms as the Common Warrants described above, except that the Placement Agent Warrants will have an exercise price of $ per share (representing 125% of the assumed combined offering price per share and accompanying Common Warrant) and a termination date that will be five years from the commencement of the sales pursuant to this offering. See “Plan of Distribution” below.

Amendment to Outstanding Common Warrants

In connection with this offering, we may amend the terms of outstanding common warrants to purchase up to 706,463 shares of our common stock, which were previously issued to reduce the exercise price of such warrants to equal the exercise price of the Common Warrants sold in this offering, and to extend the term during which those warrants could remain exercisable to the term of the Common Warrants sold in this offering.

PLAN OF DISTRIBUTION

A.G.P. has agreed to act as our exclusive placement agent in connection with this offering subject to the terms and conditions of the placement agent agreement dated , 2023. The Placement Agent is not purchasing or selling any of the securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to arrange for the sale of all of the securities offered hereby. Therefore, we may not sell the entire amount of securities offered pursuant to this prospectus. We will enter into a securities purchase agreement directly with certain investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.

We will deliver the securities being issued to the investors upon receipt of such investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about , 2023, subject to the satisfaction of customary closing conditions.

Fees and Expenses

We have engaged A.G.P. as our exclusive placement agent in connection with this offering. This offering is being conducted on a “reasonable best efforts” basis and the Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay the Placement Agent a fee based on the aggregate proceeds as set forth in the table below:

	Per Share and Related Warrant	Per Pre- Funded Warrant and Related Warrant	Total
Public offering price	$	$	$
Placement agent fees(1)	$	$	$
Proceeds to us, before expenses(2)	$	$	$

(1)

We have agreed to pay the Placement Agent a cash placement commission equal to 7.0% of the aggregate proceeds from this offering. We have also agreed to reimburse the Placement Agent for certain expenses incurred in connection with this offering.

(2)	The amount of the offering proceeds to us presented in this table does not give effect to any exercise of the Pre-Funded Warrants or Common Warrants being issued in this offering.

We have also agreed to reimburse the Placement Agent at closing for legal and other out-of-pocket expenses incurred by them in connection with this offering in an aggregate amount up to $65,000, as well as non-accountable expenses which shall not exceed $15,000 including, but not limited to, IPREO software related expenses, background check(s), tombstones, marketing related expenses (i.e., roadshow, travel, clearing expenses, et al.) and any other expenses incurred by the Placement Agent in connection with this offering. We estimate the total expenses payable by us for this offering, excluding the placement agent fees and expenses, will be approximately $290,000.

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

●	may not engage in any stabilization activity in connection with our securities; and

●

may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Placement Agent Warrants

In addition, we have agreed to issue to the Placement Agent or its designees warrants, or the Placement Agent Warrants, to purchase up to 5% of the aggregate number of shares of common stock sold in this offering (including shares underlying any Pre-Funded Warrants), at an exercise price equal to 125 % of the assumed combined public offering price per share and accompanying Common Warrant to be sold in this offering. The Placement Agent Warrants will be exercisable upon issuance and will expire five years from the commencement of sales under this offering.

If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of warrant shares by the holders of the Placement Agent Warrants, then the Placement Agent Warrants may be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the holders shall be entitled to receive a number of warrant shares as calculated in the Placement Agent Warrants.

The Placement Agent Warrants provide for customary anti-dilution provisions (for share dividends, splits and recapitalizations and the like) consistent with FINRA Rule 5110.

Indemnification

We have agreed to indemnify the Placement Agent against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Placement Agent may be required to make in respect thereof.

Lock-up Agreements

Our directors and executive officers have agreed to enter into lock-up agreements. Under these agreements, these individuals have agreed, subject to specified exceptions, not to sell or transfer any shares of common stock or securities convertible into, or exchangeable or exercisable for, our shares of common stock during a period ending 90 days after the completion of this offering, without first obtaining the written consent of the investors. Specifically, these individuals have agreed, in part, not to:

●

sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended;

●

enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our securities, whether any such transaction is to be settled by delivery of our shares of common stock, in cash or otherwise;

●	make any demand for or exercise any right with respect to the registration of any of our securities;

●	publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge;

●	or other arrangement relating to any of our securities.

Notwithstanding these limitations, these shares of common stock may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession.

In addition, we have agreed that, subject to certain exceptions, we will not conduct any issuances of our common stock for a period of 60 days following closing of this offering.

Discretionary Accounts

The Placement Agent does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

Other Activities and Relationships

The Placement Agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Placement Agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the Placement Agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the Placement Agent or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The Placement Agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The Placement Agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the Placement Agent that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the issuance of the shares of the securities offered hereby will be passed upon for us by Fennemore Craig, P.C., Reno, Nevada and Lowenstein Sandler LLP, New York, New York. Sullivan & Worcester LLP, New York, New York, is acting as counsel for A.G.P. in connection with this offering.

EXPERTS

The consolidated balance sheets of Kintara Therapeutics, Inc. as of June 30, 2023 and 2022, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years then ended, have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. The registration statement, its exhibits and the documents incorporated by reference in this prospectus and their exhibits, all contain information that is material to the offering of the securities hereby. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete. You should refer to the exhibits that are a part of the registration statement in order to review a copy of the contract or documents. You may obtain copies of the registration statement and its exhibits via the SEC’s EDGAR database.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. Additionally, you may access our filings with the SEC through our website at www.kintara.com. We have included our website address as an inactive textual reference only and our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus.

We will provide you without charge, upon your oral or written request, with an electronic or paper copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:

Kintara Therapeutics, Inc.

Attn: Robert Hoffman, Chief Executive Officer

9920 Pacific Heights Blvd, Suite 150

San Diego, CA 92121

(858) 350-4364

You should rely only on the information in this prospectus and the additional information described above and under the heading “Incorporation of Certain Information by Reference” below. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it. We are not making an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. You should assume that the information in this prospectus was accurate on the date of the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus.

●	our Annual Report on Form 10-K for the year ended June 30, 2023, filed on September 18, 2023;

●	our Current Reports on Form 8-K filed on September 16, 2023, September 19, 2023, September 26, 2023, and October 10, 2023;

●	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 11, 2023; and

●

the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on July 8, 2016, including any amendments and reports filed for the purpose of updating such description.

All reports and other documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed in such forms that are related to such items unless such Form 8-K expressly provides to the contrary) we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial registration statement of which this prospectus is a part and prior to the termination of this offering, will also be incorporated by reference in this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

Up to 2,331,002 Shares of Common Stock

Pre-Funded Warrants to Purchase up to 2,331,002 Shares of Common Stock

Common Warrants to Purchase up to 2,331,002 Shares of Common Stock

Up to 2,331,002 Shares of Common Stock Underlying the Pre-Funded Warrants

Up to 2,331,002 Shares of Common Stock Underlying the Common Warrants

PROSPECTUS

Sole Placement Agent

A.G.P.

, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

Amount
Securities and Exchange Commission registration fee	$3,044.25
FINRA filing fee	2,037.50
Accountants’ fees and expenses	83,000
Legal fees and expenses	200,000
Miscellaneous	1,918.25
Total expenses	$290,000.00

Item 14. Indemnification of Directors and Officers.

Neither our Articles of Incorporation or our Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.751 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense of an action to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.751(a) or 78.751(b), or in defense of any claim, issue or matter therein.

NRS Section 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS Section 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS Section 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute or agreement, no stockholder, director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or controlling persons of ours, pursuant to the foregoing provisions, or otherwise, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

We have entered agreements to indemnify our directors and officers to the maximum extent allowed under Nevada law. These agreements, among other things, indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of us or that person’s status as a member of our board of directors.

See also the undertakings set out in response to Item 17 of this Registration Statement.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
1.1**	Form of Placement Agency Agreement

2.1

Exchange Agreement, dated January 25, 2013, among the Company, Exchangeco, Callco, Del Mar (BC) and securityholders of Del Mar (BC) (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 31, 2013)

2.2††

Agreement and Plan of Merger and Reorganization, dated June 9, 2020, by and among DelMar Pharmaceuticals, Inc., Adgero Acquisition Corp. and Adgero Biopharmaceuticals Holdings, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 10, 2020)

3.1	Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 filed with the SEC on August 17, 2010)

3.2	Articles of Merger of the Company (incorporated by reference to Exhibit 3.1(b) of the Company’s Current Report on Form 8-K filed with the SEC on January 23, 2013)

3.3

Certificate of Designation of Special Voting Preferred Stock of the Company (incorporated by reference to Exhibit 3.1(a) of the Company’s Current Report on Form 8-K filed with the SEC on January 23, 2013)

3.4	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2022)

3.5	Certificate of Designation of Series A Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on October 3, 2014)

3.6	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2013)

3.7	Certificate of Change (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 20, 2016)

3.8	Certificate of Designation of Series B Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 5, 2016)

3.9

Certificate of Amendment to the Articles of Incorporation, as amended, of DelMar Pharmaceuticals Inc., dated April 11, 2018 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 13, 2018)

3.10

Certificate of Correction to the Company’s articles of incorporation, filed with the Secretary of State of the State of Nevada on April 17, 2019 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 17, 2019)

3.11

Certificate of Change of DelMar Pharmaceuticals, Inc., dated May 7, 2019 and effective May 8, 2019 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 8, 2019)

3.12

Certificate of Amendment to the Articles of Incorporation, as amended, of DelMar Pharmaceuticals Inc., dated June 26, 2019 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on June 28, 2019)

3.13

Certificate of Amendment to the Articles of Incorporation of the Company, dated August 19, 2020 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on August 21, 2020)

3.14

Certificate of Designation of Preferences, Rights and Limitations of Series C-1 Preferred Stock (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the SEC on August 21, 2020)

3.15

Certificate of Designation of Preferences, Rights and Limitations of Series C-2 Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on August 25, 2020)

3.16

Certificate of Designation of Preferences, Rights and Limitations of Series C-3 Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on September 1, 2020)

3.17

Certificate of Amendment to the Articles of Incorporation, as amended, of Kintara Therapeutics, Inc., dated June 25, 2021 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on June 28, 2021)

3.18

Certificate of Amendment to the Articles of Incorporation, as amended, of Kintara Therapeutics, Inc., dated June 21, 2022 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on June 22, 2022)

3.19

Certificate of Change to the Articles of Incorporation, as amended, of Kintara Therapeutics, Inc., dated November 10, 2022 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 14, 2022)

3.20

Certificate of Change to the Articles of Incorporation, as amended, of Kintara Therapeutics, Inc., dated June 30, 2023 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2023)

4.1	Form of Warrant Certificate (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to the Company’s Current Report on Form 8-K/A filed with the SEC on August 15, 2019)

4.2	Form of Pre-Funded Warrant Certificate (incorporated by reference to Exhibit 4.2 of Amendment No. 1 to the Company’s Current Report on Form 8-K/A filed with the SEC on August 15, 2019)

4.3	Form of Underwriter’s Warrant (incorporated by reference to Exhibit 4.3 of Amendment No. 1 to the Company’s Current Report on Form 8-K/A filed with the SEC on August 15, 2019)

4.4	Form of Warrant Agency Agreement (incorporated by reference to Exhibit 4.4 of Amendment No. 1 to the Company’s Current Report on Form 8-K/A filed with the SEC on August 15, 2019)

4.5	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 1, 2020)

4.6	Description of Securities (incorporated by reference to Exhibit 4.16 to the Company’s Annual Report on Form 10-K filed with the SEC on September 18, 2020)

4.7	Form of Warrant Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 27, 2021)

4.8	Form of Pre-Funded Warrant Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 27, 2021)

4.9	Form of Placement Agent Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on September 27, 2021)

4.10	Form of Investor Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 13, 2022)

4.11	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 13, 2022)

4.12**	Form of Pre-Funded Warrant

4.13**	Form of Common Warrant

4.14**	Form of Placement Agent Warrant

5.1**	Opinion of Fennemore Craig, P.C.

5.2**	Opinion of Lowenstein Sandler LLP

10.1

Asset Purchase Agreement, dated as of November 26, 2012, by and between Adgero Biopharmaceuticals Holdings, Inc. and St. Cloud Investments, LLC (incorporated by reference to Exhibit 10.41 to Amendment No. 1 to the Company’s Registration Statement on Form S-4 filed with the SEC on July 2, 2020)

10.2

Amendment to Asset Purchase Agreement, dated as of May 12, 2014, by and between Adgero Biopharmaceuticals, Inc. and St. Cloud Investments, LLC (incorporated by reference to Exhibit 10.42 to Amendment No. 1 to the Company’s Registration Statement on Form S-4 filed with the SEC on July 2, 2020)

10.3

Intercompany Funding Agreement, dated January 25, 2013, between the Company and Exchangeco (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 31, 2013)

10.4

Support Agreement, dated January 25, 2013, among the Company, Exchangeco and Callco (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on January 31, 2013)

10.5

Voting and Exchange Trust Agreement, dated January 25, 2013, among the Company, Callco, Exchangeco, and the Trustee (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on January 31, 2013)

10.6†

Memorandum of Understanding and Collaboration Agreement between Guangxi Wuzhou Pharmaceutical (Group) Co. Ltd. and Del Mar (BC) (incorporated by reference to Exhibit 10.8 of the Company’s Current Report on Form 8-K filed with the SEC on January 31, 2013)

10.7†

Patent Assignment Agreement, dated September 12, 2010, between Del Mar (BC) and Valent (incorporated by reference to Exhibit 10.9 of the Company’s Current Report on Form 8-K/A filed with the SEC on March 14, 2013)

10.8

Amendment, dated January 21, 2013, to Patent Assignment Agreement, dated September 12, 2010, between Del Mar (BC) and Valent (incorporated by reference to Exhibit 10.10 of the Company’s Current Report on Form 8-K/A filed with the SEC on March 14, 2013)

10.9

Consulting Agreement, effective January 1, 2015 between Del Mar (BC) and Dennis Brown (incorporated by reference to Exhibit 10.17 of the Company’s Registration Statement on Form S-1 filed with the SEC on April 10, 2015)

10.10	Form of Royalty Agreement (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on May 5, 2016)

10.11

Employment Agreement among Delmar Pharmaceuticals Inc., Delmar Pharmaceuticals (BC) Ltd. and Scott Praill (incorporated by reference to Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on February 10, 2017)

10.12

Amendment to Consulting Agreement between Delmar Pharmaceuticals (BC) Ltd. and Dennis Brown (incorporated by reference to Exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on February 10, 2017)

10.13

2017 Omnibus Equity Incentive Plan (As Amended and Restated Effective as of February 1, 2018) (incorporated by reference to Exhibit 10.4 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on February 14, 2018)

10.14	Form of Performance Share Unit Award Agreement (incorporated by reference to Exhibit 99.2 of the Company’s Current Report on Form 8-K filed with the SEC on July 12, 2017)

10.15	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on Jun 25, 2018)

10.16	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.43 to Amendment No. 1 to the Company’s Registration Statement on Form S-4 filed with the SEC on July 2, 2020)

10.17	Form of Subscription Agreement (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on August 21, 2020)

10.18

Placement Agency Agreement, dated June 24, 2020, by and among DelMar Pharmaceuticals, Inc. and Aegis Capital Corp. (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on August 21, 2020)

10.19

Amendment to the 2017 Omnibus Equity Incentive Plan of Kintara Therapeutics, Inc. (incorporated by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K filed with the SEC on September 18, 2020)

10.20

Amendment to the 2017 Omnibus Equity Incentive Plan of Kintara Therapeutics, Inc. (incorporated by reference to Exhibit 10.27 to the Company’s Annual Report on Form 10-K filed with the SEC on September 28, 2021)

10.21	Form of Securities Purchase Agreement, dated September 23, 2021 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 27, 2021)

10.22

Executive Employment Agreement, dated November 8, 2021, by and between the Company and Robert Hoffman (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 12, 2021)

10.23

Form of Securities Purchase Agreement, dated April 12, 2022, by and between Kintara Therapeutics, Inc. and the purchasers named therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 13, 2022)

10.24

Placement Agency Agreement, dated April 12, 2022, by and between Kintara Therapeutics, Inc. and A.G.P./Alliance Global Partners (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 13, 2022)

10.25

Separation and General Release Agreement between the Company and Saiid Zarrabian, dated May 20, 2022 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 24, 2022)

10.26

Purchase Agreement, dated as of August 2, 2022, by and between the Company and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 3, 2022)

10.27

Registration Rights Agreement, dated as of August 2, 2022, by and between the Company and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on August 3, 2022)

10.28

Sales Agreement, dated as of September 19, 2023, by and between the Company and A.G.P./Alliance Global Partners (incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 19, 2023)

10.29**	Form of Securities Purchase Agreement

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed with the SEC on September 19, 2023)

23.1*	Consent of Marcum LLP

23.2**	Consent of Fennemore Craig, P.C. (included in Exhibit 5.1)

23.3**	Consent of Lowenstein Sandler LLP (included in Exhibit 5.2)

24.1**	Power of Attorney (included on the signature page)

EX-101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document.

EX-101.SCH	Inline XBRL Taxonomy Extension Schema Document

EX-101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

EX-101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

EX-101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

EX-101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

107**	Filing Fee Table

† Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 24b-2 under the Exchange Act. In accordance with Rule 24b-2, these confidential portions have been omitted from this exhibit and filed separately with the Commission.

†† Schedule has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

* Filed herewith.

** Previously filed.

Item 17. Undertakings.

(1) The undersigned registrant hereby undertakes:

a)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(g) That:

(i)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on the day of October 27, 2023.

Kintara Therapeutics, INC.

By:	/s/ Robert E. Hoffman
Name:	Robert E. Hoffman
Title:	Chief Executive Officer and Interim Chief Financial Officer (Principal Executive Officer and Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert E. Hoffman	Chief Executive Officer, Interim Chief Financial Officer, Director (Principal Executive Officer and Principal Financial and Accounting Officer)	October 27, 2023
Robert E. Hoffman

*	Director	October 27, 2023
Tamara A. Favorito

*	Director	October 27, 2023
Robert J. Toth, Jr.

*	Director	October 27, 2023
Laura Johnson

*By:	/s/ Robert E. Hoffman
Robert E. Hoffman
Attorney-in-Fact